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                                                                      EXHIBIT 23

                    CONSENT OF INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Mazel Stores, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-32275 on Form S-8 of Mazel Stores, Inc. of our report dated March 13, 2000, relating to the consolidated balance sheets of Mazel Stores, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 29, 2000, which report appears in the January 29, 2000 Form 10-K of Mazel Stores, Inc.


KPMG LLP
Cleveland, Ohio


April 28, 2000